Exhibit 99

OPTIMAL GROUP [LOGO]                                     OPTIMAL PAYMENTS [LOGO]

PRESS RELEASE

FOR IMMEDIATE RELEASE

              Optimal Payments Announces Disposition of Investment
                                       in
                        ebs Electronic Billing Systems AG

Montreal, Quebec, May 6, 2004 - Optimal Payments Inc., a wholly-owned subsidiary of Optimal Group Inc. (NASDAQ: OPMR), announced today the disposition of its investment in ebs Electronic Billing Systems AG ("ebs Billing"). The shares in ebs Billing were sold by Optimal Payments to ebs Billing's majority shareholder, EBS Holding AG ("EBS Holding"), for gross proceeds of US$4 million.

"The timing of this transaction suited both Optimal Payments and EBS Holding's respective strategies," stated Mitch Garber, President and CEO of Optimal Payments. "Our relationship with the EBS group remains strong and we intend to continue our business relations with ebs Billing," concluded Garber.

The transaction will be reflected in Optimal Group Inc.'s consolidated results for the current quarter.

About Optimal Group Inc.

Optimal Group Inc. (NASDAQ: OPMR) is a leading payments and services company with operations throughout North America and the United Kingdom. Through Optimal Payments, we provide technology and services that businesses require to accept credit card, electronic check and direct debit payments. Optimal Payments processes credit card payments for internet businesses including licensed online gaming, mail-order/telephone-order and retail point-of-sale merchants, as well as processing checks and direct debits online and by phone. Through Optimal Services Group, we provide depot and field services to retail, financial services and other third-party accounts.

For further information visit www.optimalgrp.com or contact:

David Schwartz
Vice-President, Investor Relations
Optimal Group Inc.
(514) 380-2700
david@optimalpayments.com

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements may include projecting revenue and profit growth, and statements expressing comfort with analysts' earnings estimates. These forward-looking statements are based on current expectations and assumptions and involve known and unknown risks and uncertainties that could cause Optimal Group Inc.'s actual results to differ materially.

These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our product and services, control of costs and expenses, domestic and international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Optimal Group Inc. with the applicable securities commissions. Optimal Group Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.